Exhibit 99

Fred Halvin

Director - Investor Relations

507.437.5007

Hormel Foods Acquires Arriba Foods

AUSTIN, MINN.  (Jan. 31, 2005) – Today, Hormel Foods Corporation (NYSE: HRL) announced the acquisition of Arriba Foods Inc., one of the premier manufacturers and marketers of Mexican food products, for $47 million in cash.  The company was purchased from Chicago, Ill.- based Arbor Private Investment Company, L.P.

The operating units of Arriba Foods, Mexican Accent Inc. and Rio Real Inc., based in New Berlin, Wis., manufacture and distribute a wide variety of premium Mexican flour tortillas, corn tortillas, salsas, seasonings and tortilla chips for retail markets and the foodservice industry.  These products are marketed under the Manny’s, Gringo Pete’s and Mexican Accent brands.

Manny’s tortillas are the number one selling brand of flat-packaged shelf stable tortillas in the eastern half of the United States.  Gringo Pete’s flour tortillas and corn tortillas, available in the refrigerated case, and Mexican Accent flour tortillas and corn tortillas sold to foodservice operators also enjoy strong market share.

In 2004, the company introduced an innovative line of Manny’s fresh dinner kits comprised of soft and hard taco shells, soft tortillas, sauce and seasoning mix.

Arriba Foods has manufacturing and administrative operations in New Berlin.  The company has approximately 150 employees.

“Arriba Foods offers an impressive array of high quality products that will be immediately accretive to our Grocery Products business segment,” said Joel W. Johnson, chairman of the board and chief executive officer with Hormel Foods.  “These products will further strengthen our growing presence in the ethnic products category.”

Hormel Foods currently markets various Mexican salsas, sauces and other products under the Chi-Chi’s, Herdez, Doña Marîa and Bufalo brands.

About Arriba Foods, Inc.

Mexican Accent, a wholly owned subsidiary of Arriba Foods, was founded in 1988 by Ken Levitt and Dennis Johnson.  Arbor Private Investment Company, L.P. acquired the company in 2002.  Harris Nesbitt Corp. acted as the company’s financial advisor.

About Hormel Foods Corporation

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry.  The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace.  The company enjoys a strong reputation among consumers, retail grocers, and foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value.  For more information, visit www.hormel.com.

Forward-Looking Statement

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ.  Please refer to the Cautionary Statement Relevant to Forward-Looking Statements and Information that appears on Exhibit 99.1 of the company’s annual report on Form 10-K for the fiscal year ended Oct. 30, 2004, which can be accessed at http://www.hormel.com.